                                                                EXHIBIT 99(H)(3)

                     AMENDMENT TO FUND ACCOUNTING AGREEMENT


         AMENDMENT made this 31st day of July 2003 to the Agreement, dated May 30, 2003, between each entity that has executed this Amendment, as listed on the signature page hereto (each the "Company"), each of which has its principal place of business at 90 South 7th Street, Suite 4300, Minneapolis, Minnesota 55402, and BISYS FUND SERVICES, LP. ("BISYS"), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company desires that BISYS perform fund accounting services for the Company and each investment portfolio of the Company as now in existence and listed on Schedule A, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and the Company wish to enter into this Amendment in order to set forth the terms under which BISYS will perform the fund accounting services set forth herein for the Company.

         NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and BISYS hereby agree as follows:

         1. The Company

         (a) Each entity signing this Amendment shall be considered a party to the Agreement as hereby amended as if it had signed the Agreement as of the date hereof. The Agreement as amended hereby shall be considered a separate agreement between BISYS and each Company, and references to the "Company", shall refer to each Company separately. No Company shall be liable for the obligations of, nor entitled to the benefits of, any other Company under this Agreement.

         (b) Schedule A to the Agreement shall be amended by adding the entities listed on Schedule A hereto effective as of the date hereof.

         2. Compensation

         Schedule B to the Agreement shall be amended by adding the fees listed in Schedule B hereto effective as of the date hereof.

         3. Representations and Warranties

         Section 13(a) of the Agreement is hereby revised by replacing item (1) with the following:


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         "(1) as of the close of business on the effective date of this
Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares unless a specific number of authorized shares is set forth next to its name on Schedule A, and...".

         4. Miscellaneous

         (a) Each of the Company and BISYS represents and warrants to the other that this Amendment has been duly authorized by it and, when executed and delivered by it, will constitute its legal, valid and binding obligation, enforceable against it in accordance with this Amendment's terms.

         (b) Capitalized terms used in this Amendment without definition have the meanings given to those terms in the Agreement.

         (c) Except as specifically modified or amended by this Amendment, the rights and obligations of the parties are governed by the Agreement. Therefore, unless specifically provided to the contrary herein, all provisions of the Agreement, including its indemnification provisions, apply to this Amendment.

         (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (e) No amendment to this Amendment shall be valid unless made in writing and executed by both parties hereto.

         (f) This Amendment shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

GREAT HALL INVESTMENT FUNDS, INC.           BISYS FUND SERVICES, LP

By:                                         By:
   ---------------------------------           ---------------------------------
Name:                                       Name:
Title:                                      Title:




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                                   SCHEDULE A


COMPANIES & FUNDS ADDED TO SCHEDULE A OF THE AGREEMENT

Great Hall Family of Funds                                                               Shares Authorized
--------------------------                                                               -----------------
--       Great Hall Investment Funds, Inc.                                                    Ten Trillion

    o    Series A - Great Hall Prime Money Market Fund                                         100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class))

    o    Series B - Great Hall U.S. Government Money Market Fund                               100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class)

    o    Series C - Great Hall Tax-Free Money Market Fund                                      100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class)

    o    Series F - Great Hall Institutional Prime Money Market Fund                            10 Billion

    o    Series G - Great Hall Institutional Tax-Free Money Market Fund                         10 Billion

Undesignated as to Series or Class: 9,680,000,000,000 (Nine Trillion, Six Hundred Eighty Billion)


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

                                   SCHEDULE B


FEES

Each Fund will pay BISYS fees in accordance with the following schedule:

                                           GREAT HALL FAMILY OF FUNDS

On Incremental Assets of                          Basis points
------------------------                          ------------
$0-8 billion                                      0.15

>$8 billion                                       0.10

Incremental assets are aggregated across the entire family of Funds to determine the fee for each Fund.

The Fund Accounting Fees, when combined with the fees paid pursuant to the Sub-Administration Agreement between BISYS and Jones & Babson, Inc. and the Transfer Agency Agreement, between BISYS and Great Hall Investment Funds, Inc. are subject to an aggregate minimum for the Great Hall Family of Funds of $45,500 times the number of Funds in the family.








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